                                                                   EXHIBIT 99.01

FOR IMMEDIATE RELEASE
CONTACT:
Pat Grebe, Media Relations
(media.info@quintiles.com)
Greg Connors, Investor Relations
(invest@quintiles.com)
919 998 2000

QUINTILES TRANSNATIONAL CORP. UPDATES SPECIAL COMMITTEE ACTIVITIES

RESEARCH TRIANGLE PARK, N.C. - October 25, 2002 - Quintiles Transnational Corp. (Nasdaq: QTRN) today announced that the recently constituted special committee of its Board of Directors has engaged Morgan Stanley to act as its financial advisor. Members of the special committee are Robert C. Bishop, Ph.D., Vaughn D. Bryson and Virginia V. Weldon, M.D. The special committee also has engaged Willkie Farr & Gallagher as its legal counsel. As previously announced, the special committee of independent directors was formed following Quintiles' receipt of a non-binding proposal by Pharma Services Company, a company wholly owned by Dennis B. Gillings, Ph.D., Chairman of the Board and Founder of Quintiles, to acquire all of the outstanding shares of Quintiles for a cash price of $11.25 per share. The special committee was established to act on behalf of Quintiles regarding the proposal or alternatives in the context of evaluating what is in the best interest of Quintiles and its shareholders. The special committee is in the beginning stages of its deliberations and will proceed in a timely and orderly manner.

Separately, Pharma Services Company has informed Quintiles that it has received an equity commitment of $298 million from One Equity Partners LLC, the private equity arm of Bank One Corporation, and debt commitments totaling $620 million from Citicorp North America, Inc. and Salomon Smith Barney Inc. in support of Pharma Services Company's non-binding proposal. Pharma Services Company also has informed Quintiles that, together with shares to be contributed by Dr. Gillings and cash on hand at Quintiles, it has financing commitments in place which will allow it to consummate the proposed transaction. The commitments are subject to a number of conditions, including the negotiation of definitive documentation between Pharma Services Company and its financing sources. Pharma Services Company also reiterated that it has engaged Salomon Smith Barney as its financial advisor.

Quintiles Transnational helps improve healthcare worldwide by providing a broad range of professional services, information and partnering solutions to the pharmaceutical, biotechnology and healthcare industries. Headquartered near Research Triangle Park, North Carolina, Quintiles is a member of the S&P 500 and Fortune 1000. For more information visit Quintiles' Web site at www.quintiles.com.

Information in this press release contains "forward-looking statements" about Quintiles. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the possibility that neither the proposed transaction nor any other transaction will be approved or completed, the possibility that Quintiles might not prevail in pending litigation regarding the proposal and other uncertainties arising in connection with the proposal. Additional factors that could cause actual results to differ materially are discussed in Quintiles' recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K, its Form 8-Ks and its other periodic reports, including Form 10-Qs.